EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated June 20, 2007, accompanying the financial statements and supplemental schedule of Web.com, Inc. 401(k) Savings Plan on Form 11-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of Web.com, Inc. on Form S-8 (File No. 333-94075, effective January 4, 2000).
/s/ GRANT THORNTON LLP
Atlanta, Georgia
June 20, 2007